Exhibit 99.2

Milestone Met: Canoo Selects Oklahoma For Owned Manufacturing Facility

Mega Microfactory will Bring More than 2,000 Jobs to Tulsa Area

JUSTIN, Texas, June 17, 2021 /PRNewswire/ --Canoo (Nasdaq: GOEV), a company manufacturing breakthrough electric vehicles (EVs) today announced Oklahoma as the location for its US manufacturing facility. During the company's first Investor Relations Day, Investor Chairman & CEO Tony Aquila welcomed Governor Kevin Stitt for the joint announcement. By parallel pathing contract and owned manufacturing Canoo will meet its commitment to start production and delivery vehicles in Q4 2022.

"We invested millions of dollars to find the right location for our manufacturing facility. We're proud to be American made and to bring more than 2,000 jobs to Oklahoma," said Tony Aquila, Investor, Chairman & CEO, Canoo, Inc. "We ran a multi-state competition and Oklahoma was head and shoulders above the other contenders because of its leadership, energy forward initiatives, strategic location and the hardworking ethic of its people. We would like to congratulate Governor Stitt and his team who competed to have Canoo in their state – and we pledge our commitment to bring more clean energy to the great state. Our investment in this manufacturing and technology center means we will deliver vehicles faster at scale – and fulfill our mission to bring affordable, purpose-built EVs to Everyone."

Canoo's 400-acre campus will be in the Tulsa area at MidAmerica Industrial Park, a 9,000-acre industrial complex strategically located near some of the nation's most highly traveled thoroughfares. The mega microfactory will include a full commercialization facility with a paint, body shop and general assembly plant. The campus will also include a low-volume industrialization facility. It will be a significant investment into the state and will generate more than 2,000 high paying jobs. Canoo's mega microfactory is targeted to open in 2023.

"Oklahoma has always been a pioneer in the energy industry, and this partnership with Canoo shows that our state is an innovation leader in electric vehicle technology," said

Governor Stitt. "We are thrilled to partner with Canoo and Chairman & CEO Tony Aquila to provide high-paying jobs for Oklahomans and position America as the global leader for vehicle manufacturing for decades to come."

Canoo has developed its own unique process that assembles both the cabin and multi-purpose platform chassis in parallel, which is expected to significantly reduce costs and improve throughput. Its innovative bifurcated manufacturing process is enabled by its unique fully self-contained multi-purpose platform, which houses all the critical driving components of the vehicle and is common to all Canoo vehicles. The highly automated assembly process allows for the multi-purpose platform to be produced at volume without interfering with the upper body production process.

While the Oklahoma Campus is built, Canoo partnered with VDL Nedcar to bring its first vehicle to market in Q4 2022.

About Canoo

Canoo has developed breakthrough electric vehicles that are reinventing the automotive landscape with bold innovations in design, pioneering technologies, and a unique business model that defies traditional ownership to put customers first. Distinguished by its experienced team – totaling over 400 employees from leading technology and automotive companies – Canoo has designed a modular electric platform purpose-built to deliver maximum vehicle interior space and adaptable to support a wide range of vehicle applications for consumers and businesses. For more information, please visit www.canoo.com. For Canoo press materials, including photos, please visit press.canoo.com. For investors, please visit investors.canoo.com.